Exhibit 99.1



ATHEY PRODUCTS CORPORATION NEWS RELEASE

WAKE FOREST, N.C., December 8, 2000/PRNewswire/-

Athey Products Corporation (Nasdaq: ATPC - news), a leading manufacturer of street sweeping and material handling equipment, announced that a voluntary petition seeking relief pursuant to Chapter 11 of the Bankruptcy code was filed with the U.S. Bankruptcy Court for the Eastern District, Raleigh Division, on December 8, 2000. The Company will continue operations under the protection of the Bankruptcy Court, and will devote its efforts to the manufacture and shipment of its products while a reorganization plan is developed. The Company elected to seek such protection due to cash-flow constraints imposed by its secured lender. The Court has set a hearing date for the Company's initial motions on December 14, 2000. While the reorganization process proceeds, the Company has retained and will receive assistance from a turnaround management firm, Nachman Hays Consulting, Inc., which will evaluate the strategic options available to the Company and so advise the Board.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. In addition to these factors, the economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, including but not limited to, its quarterly report on Form 10Q for the quarter ended September 30, 2000, could affect the forward- looking statements contained in this news release.